October 29, 2018

Mutual Fund Series Trust

17605 Wright Street, Suite 2

Omaha NE 68130

Re:       Mutual Fund Series Trust, File Nos. 333-132541 and 811-21872

Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 358 to the Mutual Fund Series Trust Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 378 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Sincerely,

/s/ Thompson Hine LLP

Thompson Hine LLP

4826-3799-4829.28